Exhibit 99.1

                 FREDERICK COUNTY BANCORP, INC. REPORTS RESULTS
                           FOR THE FIRST QUARTER 2006

     FREDERICK, Md., April 11 /PRNewswire-FirstCall/ -- Frederick County Bancorp, Inc. (the "Company") (OTC Bulletin Board: FCBI), the parent company for Frederick County Bank, announced today that, for the quarter ended March 31, 2006, the Company recorded a net profit of $479,000 and diluted earnings per share of $0.31, as compared to the net profit of $516,000 and diluted earnings per share of $0.34 recorded for the first quarter of 2005. The expected decline in quarterly net profit in 2006 as compared to 2005 was the result of first quarter income being fully taxable in 2006 and only partially taxable in 2005. Pre-tax earnings for the first quarter of 2006 were $800,000 versus pre-tax earnings of $576,000 in the first quarter of 2005.

     The Company also reported that, as of March 31, 2006, assets stood at $220.4 million, with deposits of $202.6 million and loans of $159.3 million, representing increases of 19.4%, 20.0% and 13.8%, respectively, over the first quarter of 2005.

     "We are particularly pleased by the sustained growth in our loans and deposits as it has come from within our two existing branches," said Martin S. Lapera, President and CEO of Frederick County Bank. "We appreciate and thank our customers, shareholders and employees for continuing to prove that true community banking meets a real need in Frederick." Frederick County Bank has previously announced two new branch locations in Walkersville and on Crestwood Boulevard; both locations are currently under construction.

     In addition, the Board of Directors of the Company has authorized management of the Company to investigate and take such actions as may be necessary to effect a private issuance of up to $5 million of trust preferred securities at such time as management shall deem appropriate. The Company has not determined when such securities would be issued, and the terms of such securities would be subject to determination at the time of issuance. There can be no assurance that the Company will issue any trust preferred securities. This does not constitute an offer to sell any trust preferred securities, or the solicitation of an offer to buy any such securities.

SOURCE  Frederick County Bancorp, Inc.
    -0-                             04/11/2006
    /CONTACT: William R. Talley, Jr., Executive Vice President and Chief Financial Officer of Frederick County Bancorp, Inc., +1-240-529-1507/
    /Web site:  http://www.frederickcountybank.com/
    (FCBI)